Exhibit 21.1

Bimini Capital Management, Inc.
Consolidated Subsidiaries of the Registrant
December 31, 2015
Consolidated subsidiaries included in the 2015 consolidated financial statements of Bimini Capital Management, Inc. are:

Company	Jurisdiction of Organization	Percentage of Voting Power
Bimini Advisors, Inc.	Maryland	100%
MortCo TRS, LLC	Delaware	100%
HomeStar SPV Holdings, Inc.	Delaware	100%
HS Special Purpose, LLC	Delaware	100%
Opteum Financial Services Corporation	Pennsylvania	100%
Opteum Mortgage Acceptance Corporation	Delaware	100%
Opteum SPV 2, LLC	Delaware	100%